Exhibit 5.1

May 20, 2004

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Re:	Internet Capital Group, Inc.

Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to Internet Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of (a) $60,000,000 aggregate principal amount of 5% Senior Convertible Notes due 2009 (the “Notes”) issued by the Company pursuant to a Securities Purchase Agreement dated March 31, 2004 (the “Securities Purchase Agreement”) and (b) up to 10,881,438 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Notes (the “Conversion Shares”) and in payment of interest on the Notes (the “Interest Shares”).

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In our examination, we have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals and the conformity to authentic original corporate records, documents, instruments and certificates of all corporate records, documents, instruments and certificates submitted to us as certified, conformed or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Notes have been duly authorized by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights.

2. When (i) the Registration Statement becomes effective, and (ii) the Notes are duly converted and the Conversion Shares are issued and delivered, as contemplated by and in accordance with the terms of the Securities Purchase Agreement and the Notes, the Conversion Shares will be duly and validly issued, fully paid and nonassessable.

3. When (i) the Registration Statement becomes effective, and (ii) the Interest Shares are duly issued and delivered as contemplated by and in accordance with the terms of the Securities Purchase Agreement and the Notes, the Interest Shares will be duly and validly issued, fully paid and nonassessable.

Internet Capital Group, Inc.

May 20, 2004

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal securities laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Opinion” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Dechert LLP